Exhibit 99.2

VOTING AGREEMENT

                This Voting Agreement (“Agreement”) is entered into as of June 20, 2003, by and between eBay Inc., a Delaware corporation (the “Purchaser”), and Ticketmaster (“Stockholder”).

Recitals

                A.            Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of capital stock of FairMarket, Inc., a Delaware corporation (the “Seller”).

                B.            The Purchaser and the Seller are entering into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) which provides (subject to the conditions set forth therein) for the acquisition of certain assets of the Seller by the Purchaser.

                C.            In order to induce the Purchaser to enter into the Purchase Agreement, Stockholder is entering into this Agreement.

Agreement

                The parties to this Agreement, intending to be legally bound, agree as follows:

Section  1.        Certain Definitions

                                For purposes of this Agreement:

(a)           Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

(b)           The term “Acquisition” shall mean the acquisition of the Transferred Assets (as such term is defined in the Purchase Agreement) by the Purchaser pursuant to the terms of the Purchase Agreement, as amended.

(c)           Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d)           “Person” shall mean any: (i) individual, (ii) corporation, limited liability company, partnership or other entity; or (iii) governmental authority.

(e)           “Seller Common Stock” shall mean the common stock, par value $0.001 per share, of the Seller.

(f)            “Subject Securities” shall mean: (i) all securities of the Seller (including all shares of Seller Common Stock and all options, warrants and other rights to acquire shares of Seller Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Seller (including all additional shares of Seller Common Stock and all additional options, warrants and other rights to acquire shares of Seller Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

(g)           A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Purchaser; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Purchaser; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(h)           “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Purchase Agreement is validly terminated, or the date upon which the Acquisition is consummated.

Section 2.         Restrictions On Transfer of Subject Securities and Voting Rights

                2.1          Restriction on Transfer of Subject Securities.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

                2.2          Restriction on Transfer of Voting Rights.  During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that:  (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

Section 3.         Voting of Shares

                3.1          Voting Covenant.  On and after the July 5, 2003 and prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Seller, however called, and in any action by written consent of stockholders of the Seller, unless otherwise directed in writing by the Purchaser, Stockholder shall cause all Subject Securities that are entitled under applicable corporate laws to vote at such meeting or by such written consent to be voted (and to which Stockholder is entitled to vote):

(a)           in favor of the Acquisition and the execution and delivery by the Seller of the Purchase Agreement, in favor of each of the other actions contemplated by the Purchase Agreement and in favor of any action in furtherance of any of the foregoing; and

                (b)           against the following actions (other than the Acquisition and the transactions contemplated by the Purchase Agreement, including, without limitation, the change in Seller’s corporate name or the dissolution and liquidation of the Seller): (i) any Acquisition Transaction; (ii) any Acquisition Proposal; (iii) any change in a majority of the board of directors of the Seller; (iv) any amendment to the Seller’s certificate of incorporation or bylaws; (v) any material change in the capitalization of the Seller or the Seller’s corporate structure; and (vi) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Acquisition or any of the other transactions contemplated by the Purchase Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or “(b)” of the preceding sentence.

                3.2          Proxy.  Contemporaneously with the execution of this Agreement: (a) Stockholder shall deliver to the Purchaser a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the “Proxy”); and (b) Stockholder shall cause to be delivered to the Purchaser, as soon as practicably possible, an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Seller Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

Section 4.         Representations and Warranties of Stockholder

                Stockholder hereby represents and warrants to the Purchaser as follows:

                4.1          Authorization, etc.  Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder.  This Agreement and the Proxy have been duly authorized, executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                4.2          No Conflicts or Consents.

.

                (a)           The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

                (b)           The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of any Person.

                4.3          Title to Securities.  As of the date of this Agreement:  (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Seller Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Seller Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Seller set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Seller, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Seller, other than the shares and options, warrants and other rights set forth on the signature page hereof.

                4.4          Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Acquisition as if made on that date.

Section 5.         Additional Covenants of Stockholder

                5.1          Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Purchaser may request for the purpose of carrying out and furthering the intent of this Agreement.  Stockholder shall file as promptly as possible after the execution and delivery of this Agreement and in any event within five calendar days after the date of this Agreement, any filing required to be made by Stockholder under Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the execution and delivery of this Agreement.

                5.2          Legends.  If requested by the Purchaser, Stockholder shall (promptly after the receipt of such request) cause each certificate evidencing any outstanding shares of Seller Common Stock or other securities of the Seller Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A VOTING AGREEMENT DATED AS OF JUNE 12, 2003, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

                5.3          No Solicitation.  Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, and shall not authorize or permit any of Stockholder’s Representatives directly or indirectly to: (a) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal; (b) furnish any information regarding the Company or any affiliate of the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; or (d) approve, endorse or recommend any Acquisition Proposal.  The Stockholder shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise the Purchaser orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company or any affiliate of the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period from the date of this Agreement through the Voting Covenant Expiration Date.  The Stockholder shall keep the Purchaser fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

Section 6.         Miscellaneous

                6.1          Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                6.2          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile; or (d) the first business day after sent by registered mail, by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                                if to Stockholder:

at the address set forth on the signature page hereof; and

if to the Purchaser:

eBay Inc.

2145 Hamilton Ave

San Jose, CA  95125

Facsimile: (408) 376-7514

Attention: General Counsel

                6.3          Severability.  If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.  Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

                6.4          Entire Agreement.  This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

6.5          Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and  personal representatives and his or its successors and assigns, and shall inure to the benefit of the Purchaser and its successors and assigns.  Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than the Purchaser and its successors and assigns) any rights or remedies of any nature.

6.6          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached.  Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, the Purchaser shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  Stockholder further agrees that neither the Purchaser nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.6, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

                6.7          Non-Exclusivity.  The rights and remedies of the Purchaser under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights and remedies of the Purchaser under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

                6.8          Governing Law; Venue.

                (a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

                (b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any court located in the State of Delaware or the United States District Court for the District of Delaware.  Stockholder:

(i)            expressly and irrevocably consents and submits to the exclusive jurisdiction of each state court located in the State of Delaware and the United States District Court for the District of Delaware in connection with any such action or proceeding;

(ii)           agrees that each such court shall be deemed to be a convenient forum; and

(iii)          agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action or proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by any such court.

Nothing contained in this Section 6.8 shall be deemed to limit or otherwise affect the right of the Purchaser to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

                (c)           STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

                6.9          Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                6.10        Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                6.11        Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                6.12        Waiver.  No failure on the part of the Purchaser to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Purchaser in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The Purchaser shall not be deemed to have waived any claim available to the Purchaser arising out of this Agreement, or any power, right, privilege or remedy of the Purchaser under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Purchaser; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                6.13        Termination.  This Agreement shall terminate and have no further force or effect as of the Voting Covenant Expiration Date; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement prior to such termination.

                6.14        Capacity.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of Seller (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Seller) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in Section 3.

6.15        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                In Witness Whereof, the Purchaser and Stockholder have caused this Agreement to be executed as of the date first written above.

eBay Inc.

By:	/s/ Gary Dillabough
Gary Dillabough, Vice President,
Strategic Partnerships

Stockholder

/s/ Brad Serwin
Name: Brad Serwin, Executive Vice President and General Counsel, Ticketmaster

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit A

Form Of Irrevocable Proxy

                The undersigned stockholder (“Stockholder”) of FairMarket, Inc., a Delaware corporation (the “Seller”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Michael R. Jacobson, Mark Rubash, Brian H. Levey and eBay Inc., a Delaware corporation (the “Purchaser”), and each of them, the attorneys and proxies of Stockholder with full power of substitution and resubstitution, to the full extent of Stockholder’s rights with respect to the outstanding shares of capital stock of the Seller owned of record by Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy.  (The shares of the capital stock of the Seller referred to in the immediately preceding sentence are collectively referred to as the “Shares.”)  Upon the execution hereof, all prior proxies given by Stockholder with respect to any of the Shares are hereby revoked, and Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares in contravention of this Proxy.  Capitalized terms used in this Proxy and not otherwise defined shall have the meanings ascribed to them in the Voting Agreement (as defined below).

                This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Purchaser and Stockholder (the “Voting Agreement”), and is granted in consideration of the Purchaser entering into the Asset Purchase Agreement, dated as of the date hereof, between the Purchaser and the Seller (the “Purchase Agreement”).  This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

                The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time on and after July 5, 2003 and until the Voting Covenant Expiration Date at any meeting of the stockholders of the Seller, however called, and in connection with any action by written consent of stockholders of the Seller (and to which Stockholder is entitled to vote):

(i)            in favor of the Acquisition (as defined in the Voting Agreement) and the execution and delivery by the Seller of the Purchase Agreement, in favor of each of the other actions contemplated by the Purchase Agreement and in favor of any action in furtherance of any of the foregoing; and

                (ii)           against the following actions (other than the Acquisition and the transactions contemplated by the Purchase Agreement, including, without limitation, the change in Seller’s corporate name or the dissolution and liquidation of the Seller): (i) any Acquisition Transaction; (ii) any Acquisition Proposal; (iii) any change in a majority of the board of directors of the Seller; (iv) any amendment to the Seller’s certificate of incorporation or bylaws; (v) any material change in the capitalization of the Seller or the Seller’s corporate structure; and (vi) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Acquisition or any of the other transactions contemplated by the Purchase Agreement or the Voting Agreement.

A-1

                Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

                This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Stockholder (including any transferee of any of the Shares).

                If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy.  Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: , 2003

Name

Number of shares of common stock of the Seller owned of record as of the date of this proxy:

A-2